AMENDMENT NO. 1
TO
INVESTMENT SUB-ADVISORY AGREEMENT

       THIS AMENDMENT NO. 1 TO INVESTMENT SUB-ADVISORY
AGREEMENT (the "Amendment") is dated as of August 19, 2013, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
("VALIC"), a Texas Corporation,  and GOLDMAN SACHS ASSET
MANAGEMENT, L.P. (the "Sub-Adviser").


	RECITALS

       WHEREAS, VALIC and VALIC Company I ("VC I") entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

       WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated March 10, 2008 with respect to the Covered Funds (the "Agreement"); and

       WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition of the Small-Mid Growth Fund as a Covered Fund.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the Agreement is hereby
amended to reflect that the Sub-Adviser will manage the assets of the Small-Mid Growth Fund and shall be compensated on those assets managed, in accordance with Section 3 of the Agreement, at the fee rate reflected in Schedule A attached hereto.

2.	Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first above written.

THE VARIABLE ANNUITY LIFE 			GOLDMAN
SACHS ASSET MANAGEMENT, L.P.
INSURANCE COMPANY

By:   	 /s/ Kurt W. Bernlohr				By:	/s/ Greg
R. Wilson

Name:  	Kurt W. Bernlohr					Name:	 Greg R.
Wilson

Title:	Senior Vice President				Title:
	Managing Director



SCHEDULE A
COVERED FUND(S)

Effective August 19, 2013

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

       		Covered Fund					Fee

Global Real Estate Fund (formerly, the
Real Estate Fund)

0.55% on the first $250 million
0.50% on the next $250 million
0.45% over $500 million

Small-Mid Growth Fund

0.55% on the first $100 million
0.50% over $100 million




P:\VC I\Agreements\Sub-Advisory Agreements\Goldman Sachs\GSAM - Amend 1 to Subadvisory Agmt re SMID (8-19-
2013).doc